Exhibit 10.5

SIERRA HEALTH SERVICES, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
FY 2003

You have been selected to participate in the Sierra Health Services, Inc. (hereafter referred to as "the Company") Management Incentive Compensation Plan. The Management Incentive Compensation Plan is intended to reward key employee performance for assisting the Company in achieving financial success and maximizing shareholder value. Your participation in the Plan is subject to the Terms and Conditions, contained herein, and being employed in an eligible position as determined annually by the Company. The Plan is designed to reward Participants for meeting specific individual and Company objectives, and for assisting the Company in achieving specific financial objectives.

TARGET PAYOUT:

Participants will be eligible for an incentive payout expressed as a percent of base annual salary. If 100% of all objectives are achieved, Participants will be eligible for the following awards as a percent of the Participant's base annual salary:

          Corporate Staff                                              Subsidiary/Division Staff

Vice President	50%-65%	President, Division	50%
Assistant Vice President	35%	President, Subsidiary Subsidiary COO	40%
Director	25%	Vice President	25% - 40%
		Director, AVP	15% - 25%

PLAN DESIGN

          Corporate Staff                                          Subsidiary

Company Financial Performance	20%	Company Financial Performance	20%
Corp Personnel Financial	65%	Subsidiary Financial	65%
Quality Objectives	10%	Quality Objectives	10%
Turnover Objectives	5%	Turnover Objectives	5%
Total	100%	Total	100%

Turnover: If the turnover objective is achieved, the Subsidiary/Division will receive 5%. If the turnover objective is exceeded by greater than five percent, the Business Unit will receive an additional 5%.

PRESIDENT'S CHALLENGE

This year, the President of each Subsidiary/Division and the corporate staff will have a special objective added to the Management Incentive Compensation Plan. The successful achievement of this challenge objective will result in that subsidiary or division becoming eligible for an extra 5% payment pool for selected Participants after all other calculations have been finalized.

INDIVIDUAL PERFORMANCE/CONTRIBUTION

The Individual Performance Objective/Contribution will be a multiplier times the sum of the above criteria. The total of the above criteria will be multiplied by 0% to a maximum of 125%.

Example: Director at $100,000 salary, eligible for 25% Incentive

Company Performance	98%	Times	20%	weight =	.196
Subsidiary Performance	95%	Times	65%	weight =	.618
Quality Objective	100%	Times	10%	weight =	.100
Turnover Objective	100%	Times	5%	weight =	.050
					963
Individual Performance/Contribution					* 1.05
			=	1.01 X	$100,000	X 25%
			=	$25,291.88

  There will be a required distribution of individual performance/contribution results in FY 2003. No greater than the following percentages of the Corporate group's or Division's Participant's ratings for individual objectives may be achieved:

Rating                                         Maximum Percent
115% -125%	10% of eligible Participants
105% -114%	20% of eligible Participants
95% -104%	40% of eligible Participants
85% - 94%	20% of eligible Participants
75% - 84%	7%-10% of eligible Participants
50% - 74%	Up to 3% of eligible Participants
< 50%	will be considered unsatisfactory performance such that Participants may be ineligible for a MIP Incentive as determined in its sole discretion, by the Incentive Plan Compensation Committee.

Notes:

  Subsidiary Financial Performance is defined as Operating Income, before management fees and including eligible bonus expense, expressed as a percent of targeted Operating Income. Subsidiaries' financial Cash Flow will be expressed as a percent of Target Cash Flow. The Company's financial objective is actual consolidated Net Income compared to Net Income target. Corporate personnel will be measured on both NIAT vs. Plan and Corporate Expenses vs. Plan. All figures are expressed as actual results divided by planned financial results, expressed as a percent. The Company's Chief Financial Officer will determine the interpretation of Operating Income, Taxes, Depreciation Expense, and Cash Flow. Disputes regarding Plan definitions will be resolved as provided in the Plan's Terms and Conditions.
  No payments will be made under the Plan to the extent that such payments would place the Company in violation of any laws, regulations or bank covenants under its credit facility.

POOL THRESHOLD & SIZE

An incentive pool will be established and used as the basis for payouts under the Plan based upon the degree to which SHS achieves specific financial objectives. The following charts summarize the 'Company' and 'Subsidiary or Division' payout levels when the specified level of financial performance has been achieved. If a Division or subsidiary achieves Plan, but the Company fails to achieve the minimum Threshold, the region or subsidiary's financial payout will be placed at 25% of the level for which the region or subsidiary would have been eligible. The Company's Chief Executive Officer has the discretion to review and alter the threshold based on specific business circumstances and conditions. For the SHS Company and individual Subsidiary/Division payout schedules, refer to the appropriate financial matrices.

COMPANY/SUBSIDIARY ACHIEVEMENT

Financial thresholds, targets and high achievement levels (achievement over 100%) for payouts will be determined for the Corporation, and divisions/subsidiaries based upon annual financial results as determined by the Incentive Plan Compensation Committee and the Chairman & CEO. Payouts in the Matrices are based on the achievement of sample financial results. Actual Plan payments will be interpolated for actual results.

COMPANY OBJECTIVES

The Chairman & CEO and the Chief of Staff will establish Company-wide objectives and the appropriate weight that each Participant is responsible for assisting the Company to achieve. Categories may include, but are not limited to: quality of care, quality of service, turnover rates, growth objectives, expense management, specific management objectives, community or public relations, or specific individual competency development objectives.

Accomplishment of Operating Segment Objectives

Accomplishment of Operating Segment (MHD, SMHS, SIG) objectives may range from 0% to 100% of the Participant's target. Payouts for Company objectives will be uniform in size for each Operating Segment objective. This means that all Participants of a particular Operating Segment are eligible for the same percentage payout based upon the accomplishment of each of their objectives. The Incentive Plan Compensation Committee, in its sole discretion, will determine the extent to which the Operating Segment objectives have been achieved.

The FY 2003 Targeted Operating Segment Objectives are:

    Quality of Service & Quality of Care

Managed Care Division:

The criteria for this objective are the sum of the Quality Standards score (75 points possible) plus the HEDIS score (12.5 points possible) and the customer satisfaction score (12.5 points possible).

Percent of Quality Objective Bonus Achieved	Range of HEDIS/CAHPS + Standard Score	Percent Increase
100%	80.00-100.00	Achieves "Commendable" status
75%	78.26-79.99	Improvement over 2002, but maintains "Accredited " status
50%	74-78.25	Maintains "Accredited" status within 95% of 2002
25%	65.00-73.99	Maintains "Accredited" Status
0%	<65.00	Falls Below "Accredited" Status

Sierra Military Health Services:

  Achievement of URAC accreditation.

Sierra Insurance Group Companies:

The number of "justified" complaints filed with DOI annually for continuing contracts. The annual target for the subsidiary is 6.

  Reduction in Employee Turnover.
Each Business Unit (e.g. BHO, FHH, SMA, SMHS) will use their actual FY 2002 voluntary turnover as the baselines from which the objectives will be determined. Business units will have a goal of reducing FY 2003 voluntary turnover by 5.0% from the FY 2002 actual voluntary turnover.

INDIVIDUAL OBJECTIVES

Payment of individual objectives may range from 0% to 125% of the Participant's Individual Objective target. This number will be used as a multiplier based upon the sum of the financial and other company objectives have been achieved versus planned goals. Any individual rating less than 50% will be considered unsatisfactory performance, and the Participant may be ineligible for any incentive payment. The Division senior executive or corporate Vice President will recommend a percentage to the Incentive Plan Compensation Committee (whose membership is defined in the Plan document). However, the Incentive Plan Compensation Committee will, in its sole discretion, determine the percentage award for the Participant. Individual objectives may include, but are not limited to: meeting specified revenue, market penetration, geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures.

MINIMUM PERFORMANCE

To be eligible, a participant must have achieved at least a 'successful' performance review in his/her most recent formal or informal review and may not be on any Performance Improvement Plan on the date of the payout. A Participant who has successfully completed a Performance Improvement Plan shall have his/her incentive plan payout prorated by the length of time on the Performance Improvement Plan.

Addendum for Management Incentive Plan Participants of CII, Inc.

Management Incentive Plan Participants from CII, Inc. will be subject to the following Plan:

For fiscal year 2003, the Management Incentive Plan will be paid out based upon the changes in the Plan design such that the Plan more closely aligns with the Workers Compensation businesses. Twenty-five percent (25%) of the financial portion of the bonus plan will be paid on the basis of the design described in the above sections. Seventy-five percent (75%) of the financial portion of the Plan will be paid based upon the following criteria:

A target combined-ratio (Loss ratio plus expense ratio) will be established for the Accident Year 2003 based upon the opinion of an independent actuary and the President, SIG. Target loss ratio will be developed for Accident Year 2001 and developed through Accident Year 2003. The third target loss ratio will consist of Accident Year 2002 and developed through Accident Year 2003. At the end of 2003 or as soon as practical thereafter, the actual ratio will be compared to the target ratio, and expressed as a percent of plan achievement for each ratio. The combined loss ratio for FY 2003 vs. the planned combined ratio for 2003 will be weighted at 25% of the overall financial portion of the Incentive Plan. The loss ratio for AY 2002 will be weighed at 25% of the overall financial portion of the Incentive Plan. Lastly, the loss ratio for AY 2001 will be weighed at 25% of the overall financial portion of the Incentive Plan.

In the event that California Indemnity Insurance is separated from Sierra Health Services before the end of the Plan year, the Participants from SIG will be eligible for a prorated incentive, based upon their performance and the estimated results from the beginning of the Plan Year until the date of the disposition. In no case shall any Participant be eligible for payment under both the Sierra Health Services Incentive Compensation Plan and any other incentive plan from either Sierra Health Services or any other company for services performed in the current Plan Year.

PLAN DOCUMENT FOR

THE FY 2003 MANAGEMENT INCENTIVE COMPENSATION PLAN

TERMS & CONDITIONS

  The Plan shall be known as "The FY 2003 Sierra Health Services Inc. (hereafter known as the "Company") Management Incentive Compensation Plan".

  Plan Year will be January 1, 2003 - December 31, 2003.

  Participants are defined as active eligible employees as defined by the Compensation Committee, Sierra Health Services, Inc. The Incentive Plan Compensation Committee is comprised of the Chief of Staff, SHS, the Vice President of Human Resources, the Senior Vice President Legal and Administration for Sierra Health Services, the Chief Financial Officer for Sierra Health Services and the Subsidiary or Division Presidents for their respective division.

  The participant must be employed at Sierra Health Services or one of its Subsidiaries.

  If the employee is no longer employed by Sierra Health Services on the date of the Payout, he/she will be ineligible for a bonus payout unless otherwise recommended by the Incentive Plan Compensation Committee.

  Participants who are not in an eligible position for the full plan year may receive a prorated bonus, at the Incentive Plan Compensation committee's discretion, if all other eligibility and performance requirements are otherwise satisfied.

  The participant's performance appraisal rating for the plan year must be at least a "Successful" to be eligible for a payout under the Plan.

  Payment under this plan, if any, shall be based on the employee's accomplishment of the specified objectives, subject to the approval of the Incentive Plan Compensation Committee and the Compensation Committee of the Sierra Health Services' Board of Directors. Accomplishment of individual objectives shall fall within the attached bonus range and may exceed or may be less than 100% of target and shall be determined by Incentive Plan Compensation Committee. The Incentive Plan Compensation Committee reserves the right to offer Sierra Health Services stock options or other equity to Participants up to 50% of value of their incentive payment. In FY 2003, Sierra Health Services contractually agreed to a specific formula for payment of the Management Incentive Plan for a designated group of Sierra Health Services employees.

  Participant's rights under the Plan may not be assigned or transferred in any way.

  The Management Incentive Compensation Plan may be amended, modified, suspended or terminated by the Company at any time without prior consent by or notice to employees. The Company at its sole discretion without prior consent or notice may change objectives at any time for eligible participants.

  The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of the amounts under the Plan. Rights to the payment of amounts under the Plan shall be no greater than the rights of the Company's general creditors.

  Nevada State law governs the validity, construction, interpretation, administration and effect of the Plan, and the substantive laws, except for the choice of law, and rules of the State of Nevada shall govern rights relating to the Plan. If any part of this Plan is ruled to be invalid by any judicial body, the remainder of the document shall continue to be in force.

  All applicable employment, benefit and tax deductions will be withheld from the incentive payout.

  Participant - A Participant in the Plan is an employee of Sierra Health Services Inc., or its subsidiaries who has been: (a) selected by the Company to participate for the Plan Year; (b) who executes this agreement to participate in the Plan for the Plan Year; and (c) who is employed by the Company on the date of the payout. No employee of the Company has the right or is guaranteed the right to participate in the Plan by virtue of being an employee of the Company or fulfilling any specific position with the Company. Selection for participation in the Plan is solely within the discretion of the Company. Sierra Health Services, Inc. may offer participation in the Plan to additional employees or terminate the participation of any Participant in the Plan any time during the Plan Year.

  Transfer/Promotion within the Business Unit Organization - Plan Participants who are transferred or promoted during the Plan Year to another job within Sierra Health Services, Inc. or its subsidiaries, not covered by the Plan will receive, subject to approvals, a prorated payment following year-end based on their achievement of specified objectives during eligible month(s) as determined by Company. Similarly, an employee who becomes an eligible Participant in the Plan Year, with at least 3 months service as an eligible Participant, may receive, subject to approvals, a prorated payment following year-end based on their achievement of specified objectives during eligible month(s) as determined by Company in its sole discretion.

  Termination of Employment - Participants, who terminate their employment voluntarily or involuntarily from the Company during the Plan Year and until the Plan date of payout, will not be eligible for any bonus payment under the Plan. Any exceptions will be determined on an individual basis at the sole discretion of the Chief of Staff or Chief Executive Officer.

  Retirement/Death/Disability - Termination of employment during the Plan Year and until the Plan date of payout as a result of retirement, death, or disability may constitute eligibility for a prorated payment as determined by the Company in their sole discretion.

  Windfalls/Business Losses - Revenues classified as "windfalls" or business losses or charges against net income may or may not be excluded in whole or in part from the calculation of revenue or profit objectives at the sole discretion of the Chief Executive Officer. Similarly, significant declines in revenue volume will be reviewed prior to any bonus award. Examples of such circumstances include, but are not limited to: excluding acquisition-related and FY 2003 charges and non operating unusual charges, windfalls or business losses resulting from any acquisition or disposition by the corporation as determined by the Compensation Committee of Sierra Health Services Board of Directors or the absence of cash flow through the majority of the fiscal year and the subsequent receipt of a large cash receivable in the last quarter of the fiscal year when evaluating the achievement of cash flow objectives.

  Company Rights - Notice of participation in the Plan shall not impair or limit the Company's right to transfer, promote, or demote plan participants to other jobs or to terminate their employment. Nor shall the Plan create either claim or right to receive any payment under the Plan or any right to be retained in the employment of the Company or its affiliates.

  Non-Continuation - The Plan is established for the current fiscal year. There shall be no obligation on the part of the Company to continue the Plan in the same or a modified form for any future years.

  Resolution of Disputes - In the event that a Participant has a dispute concerning the administration of this Plan, it should first be submitted in writing to the Vice Vice President, Human Resources. In the event that the Vice President does not provide a response satisfactory to the participant with fifteen (15) days, the Participant may submit the dispute in writing, within five (5) working days thereafter, to the Incentive Plan Compensation Committee - Sierra Health Services, Inc., whose decision regarding the dispute shall be final and binding on each Participant or person making a claim under the Plan.

  Effect on Previous Plans - The Plan is effective January 1, 2003, and supersedes and replaces all previous management bonus plans. All such previous Plans, unless earlier terminated, are terminated effective at midnight, December 31, 2002. If not renewed by the Company or its designated representative(s), the Plan will automatically terminate on December 31 of each year. Any changes in the Plan will constitute a new Plan for the next Plan year.